ITEM 9.01 - FINANCIAL STATEMENTS AND RESULTS

Exhibit 99.1 PRESS RELEASE DATED OCTOBER 28, 2016 REPORTING FINANCIAL RESULTS FOR THE FISCAL QUARTER ENDING SEPTEMBER 30, 2016

Investor/Media Contacts
Thomas W. Schneider – President, CEO
James A. Dowd – Executive Vice President, CFO, COO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces
Third Quarter 2016 Net Income of $820,000

Continued Robust Loan and Deposit Growth and Improved Asset Quality
Central to Strong Third Quarter Performance

Oswego, N.Y. — October 28, 2016 — Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC), the holding company for Pathfinder Bank ("Bank"), announced third quarter 2016 net income available to common shareholders of $820,000, compared to $852,000 for the third quarter of 2015. Earnings amounted to $0.20 per diluted share for both the third quarter of 2016 and third quarter 2015. Third quarter 2016 revenue (net interest income and total noninterest income) of $6.3 million increased $273,000, or 4.6%, compared to $6.0 million for third quarter 2015. Year-to-date net income available to common shareholders was $2.3 million, up 14.2% from $2.0 million for the first nine months of 2015. Diluted earnings per share for the nine months ended September 30, 2016 was $0.55, an increase of $0.07, or 14.6%, compared to the first nine months of 2015.
Third Quarter 2016 Performance Highlights
•	Total loans of $473.4 million at September 30, 2016 were up $43.0 million, or 10.0%, from December 31, 2015
•	Total deposits of $555.1 million at September 30, 2016 were up $64.8 million, or 13.2%, compared to December 31, 2015
•	Net interest income improved to $5.3 million for the third quarter of 2016, up 10.5% from third quarter 2015
•	Total revenue for the nine months ended September 30, 2016, increased by $1.1 million or 6.7%, compared to the nine months ended September 30, 2015
•	Total average interest-earning assets for the third quarter were $645.3 million, an increase of $79.0 million, or 13.9%, over the prior year quarter
•
Asset quality metrics continued to be strong with the annualized ratio of net loan charge-offs to average loans of 0.08% for the quarter, and the ratio of nonperforming loans to total loans of 0.82% at September 30, 2016, compared to 1.24% at December 31, 2015.

 "Our team produced another strong operating performance for the third quarter with loan growth of 5%, significant deposit inflows coming from multiple sources, and continued improvement to the Bank's already stable asset quality metrics," said Thomas W. Schneider, President and Chief Executive Officer. "We maintained a positive trajectory for our third quarter lending activity by continuing to develop solid commercial banking relationships and expanding upon our growing presence in Onondaga County. We continued to function as an effective deposit gatherer of retail, commercial and municipal accounts, as evidenced by an increase of $29.1 million in deposit balances in the quarter. And, importantly, we continued to see strengthening of our asset quality ratios over several consecutive quarters with improvement to our net charge-offs ratios and nonperforming loans to total loans ratio. Of even greater long-term significance, we continue to be well positioned to compete for quality lending and deposit relationships within our service area as customers increasingly evaluate their options in the wake of the ongoing consolidation activities of certain in-market peers."

Income Statement
Third quarter 2016 net interest income increased $502,000, or 10.5%, to $5.3 million compared to $4.8 million for the third quarter of 2015.  The improvement was due to the $802,000 increase in interest income which resulted principally from an increase of $54.8 million, or 13.4%, in average loans compared to the prior year quarter. The increase in interest income was partially offset by higher interest expense which increased $300,000 to $952,000, primarily because of an increase in the balance of subordinated loans, and a 22 basis point increase in the interest rate paid for time deposits.
For the nine months ended September 30, 2016, net interest income increased $1.2 million, or 8.2%, to $15.1 million compared to $14.0 million for the 2015 period. Interest income for the nine month period was $17.8 million, an increase of $2.0 million, or 12.6%, compared to $15.8 million for the first nine months of 2015. The increase primarily resulted from average loan growth of $47.9 million, or 12.0%, compared to the prior year period. Interest expense of $2.7 million for the nine months ended September 30, 2016 increased by $839,000, or 45.2%, from the prior year period, primarily because of both a balance and rate increase in subordinated loans and a 17 basis point increase in the interest rate for time deposits.
The net interest margin for the three months and nine months ended September 30, 2016, was 3.28% and 3.21%, respectively, compared to 3.39% and 3.33% for the comparable periods in 2015. The lower net interest margin for the three and nine month periods was primarily due to the addition of $10.0 million in subordinated loans in October 2015. Average interest-earning assets increased by $79.0 million compared to the prior year quarter, driven primarily by a $54.8 million increase in loans and an $18.4 million increase in taxable investment securities. Interest-bearing liabilities increased by $73.8 million, primarily due to an increase of $32.0 million in money market accounts. The decrease in the year-to-date net interest margin was primarily a result of a 14 basis point increase in funding cost, primarily related to an increase in the average balance of, and rate paid for, subordinated loans, along with a one basis point decline in the yield on interest-earning assets.
The provision for loan losses for the quarter ended September 30, 2016 was $322,000, an increase from $220,000 for the prior year quarter. The increased provision for the three month period is reflective of the significant growth in the Bank's commercial lending portfolio. For the nine month period ended September 30, 2016, the provision was $682,000 compared with a provision of $1.0 million for the same period in 2015.  The decreased provision for the nine month period is the result of the Bank's improved asset quality over recent reporting periods, partially offset by the growth of the Bank's loan portfolio, as discussed above.
Third quarter 2016 noninterest income of $963,000 decreased $229,000 or 19.2%, compared to $1.2 million for the prior year third quarter. The decrease in current year noninterest income was due primarily to a $156,000 reduction in earnings from bank owned life insurance and an $84,000 reduction in net gains on sales and redemptions of investment securities compared to the prior year period. This was partially offset by a $31,000 increase in other charges, commissions and fees, reflecting higher commission income from Pathfinder Risk Management's 51% interest in FitzGibbons Agency, LLC and from investment services.
Noninterest income for the first nine months of 2016 was $3.0 million, a slight decrease of $19,000 from the prior year period. The slight decline in 2016 noninterest income was due primarily to reduced income from bank owned life insurance (down $160,000) and partially offset by  increased other charges, commissions and fees as discussed above (up $132,000).
Total noninterest expense for third quarter 2016 was $4.8 million, an increase of $244,000, or 5.4%, in comparison to $4.6 million for the prior year quarter. The increase in noninterest expense was principally driven by the $210,000 increase in salary and benefit expenses.
Noninterest expense for the nine months ended September 30, 2016 increased $1.3 million, or 9.8%, to $14.3 million from $13.0 million for the prior year period. The increase was due largely to increased salary and benefit expenses of $810,000 as the Bank invests in building the staff capability to function as a larger institution. Additionally, advertising expenses were up by $127,000 reflecting the increased brand awareness investment made by the Company in its continued efforts to drive business activities in Onondaga County.

Balance Sheet at September 30, 2016
Total assets at September 30, 2016 were $717.1 million, up $93.9 million, or 15.1%, from December 31, 2015. This increase was primarily a result of higher loans and available-for-sale securities. Total loans grew $43.0 million in the first nine months of 2016, primarily reflecting activity in the commercial real estate portfolio. The $39.2 million increase in the securities portfolio primarily reflects the acquisition of relatively short-term, investment-grade collateral matching the strong inflow of municipal deposits which typically occur in the first and third quarters of each calendar year.
Total deposits at September 30, 2016 were $555.1 million, an increase of $64.8 million, or 13.2%, from December 31, 2015. The increase was driven by substantial municipal inflows related to seasonal tax collections, increased inflows from commercial banking relationships and strong third quarter 2016 growth in core demand deposits. Third quarter average core (non-time) deposits increased $61.7 million, or 19.5%, compared to the prior year quarter. Noninterest-bearing deposits were $74.2 million at September 30, 2016, an increase of $12.5 million, or 20.2% from December 31, 2015.

Shareholders' equity was $59.3 million on September 30, 2016, compared with $71.2 million December 31, 2015. The reduction is a result of the February 2016 redemption of all 13,000 shares of the Series B Preferred Stock outstanding at December 31, 2015 with the payment of $13.0 million to the Small Business Lending Facility, which was substantially financed by a $10 million Subordinated Loan with an effective annual interest rate of 6.44% issued in October 2015. The annual dividend rate for the preferred stock would have been 9.0% effective April 1, 2016.
Asset Quality
The Bank's asset quality metrics continued to strengthen in comparison to recent reporting periods and continue to compare positively to peer group averages. The net loan charge-offs to average loans ratio, calculated on an annualized basis, was 0.08% for third quarter 2016, down 13 basis points from 0.21% for third quarter 2015, and down 17 basis points from 0.25% in fourth quarter 2015. Nonperforming loans to total loans were 0.82% at September 30, 2016, down 45 basis points compared to 1.27% at the end of third quarter 2015, and down 42 basis points from 1.24% for year-end 2015. The loan loss allowance to non-performing loans for third quarter 2016 improved to 157.52%, from 109.22% for third quarter 2015 and 107.30% at 2015 year-end. The bank's solid asset quality metrics are reflective of the stable Central New York State markets where Pathfinder branches are located, its robust loan servicing and collection capabilities, and the Bank's consistent underwriting procedures.
Cash Dividend Declared
The Company announced, on September 29, 2016, that its Board of Directors had declared a cash dividend of $0.05 per common share for the quarter ending September 30, 2016, which is payable to shareholders of record as of October 14, 2016 on November 4, 2016. The implied dividend yield is 1.7%, based on the closing price of the Pathfinder's common stock of $12.14 on October 27, 2016. The cash payment represents a dividend payout ratio of 26.9.
Stock Repurchase Program
On April 29, 2016, the Company announced that its Board of Directors adopted a common stock repurchase program.  Under the repurchase authorization, the Company may purchase up to 217,692 shares of its common stock, or approximately 5% of its outstanding shares. Through September 30, 2016 the Company has repurchased 143,400 common shares. Future repurchases will be made at management's discretion at prices management considers to be attractive and in the best interests of both the Company and its shareholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance.

About Pathfinder Bancorp, Inc.
Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc, (NASDAQ SmallCap Market; symbol: PBHC). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At September 30, 2016, there were 4,373,144 and 4,229,744 shares of common stock issued and outstanding, respectively. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At September 30, 2016, the Company and subsidiaries had total consolidated assets of $717.1 million, total deposits of $555.1 million and shareholders' equity of $59.3 million.
Forward-Looking Statement
This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015

Condensed Income Statement
Interest and dividend income	$6,251	$5,449	$17,829	$15,837
Interest expense	952	652	2,697	1,858
Net interest income	5,299	4,797	15,132	13,979
Provision for loan losses	322	220	682	1,004
	4,977	4,577	14,450	12,975
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	953	1,087	2,778	2,808
Net gains on sales of securities, loans and foreclosed real estate	10	105	212	201
Noninterest expense	4,802	4,558	14,283	13,014
Income before income taxes	1,138	1,211	3,157	2,970
Provision for income taxes	322	316	820	829

Net Income	$816	$895	$2,337	$2,141
Net (loss) income attributable to noncontrolling interest	$(4)	$10	$24	$33
Net income attributable to Pathfinder Bancorp, Inc.	$820	$885	$2,313	$2,108

Preferred stock dividends	-	33	16	97
Net income available to common shareholders	$820	$852	$2,297	$2,011

	For the Periods Ending
	September 30,	December 31,	September 30,
	2016	2015	2015
Selected Balance Sheet Data
Assets	$717,130	$623,254	$607,198
Earning assets	674,220	581,722	566,027
Total loans	473,423	430,438	414,795
Deposits	555,125	490,315	496,342
Borrowed funds	82,100	41,300	29,225
Allowance for loan losses	6,126	5,706	5,732
Subordinated loans	15,016	14,991	5,155
Pathfinder Bancorp, Inc. Shareholders' equity	58,844	70,805	70,766

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.08%	0.25%	0.21%
Allowance for loan losses to period end loans	1.29%	1.33%	1.38%
Allowance for loan losses to nonperforming loans	157.52%	107.30%	109.22%
Nonperforming loans to period end loans	0.82%	1.24%	1.27%
Nonperforming assets to total assets	0.63%	0.94%	0.94%

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015

Key Earnings Ratios
Return on average assets	0.49%	0.59%	0.46%	0.47%
Return on average common equity**	5.45%	6.10%	5.01%	4.89%
Return on average equity	5.45%	4.98%	5.01%	3.99%
Net interest margin	3.28%	3.39%	3.21%	3.33%

Share and Per Share Data
Basic weighted average shares outstanding*	4,094,237	4,126,110	4,127,719	4,120,044
Basic earnings per share*	$0.20	$0.21	$0.56	$0.49
Diluted weighted average shares outstanding*	4,179,956	4,196,621	4,210,587	4,184,611
Diluted earnings per share*	$0.20	$0.20	$0.55	$0.48
Cash dividends per share	$0.05	$0.05	$0.15	$0.11
Book value per common share at September 30, 2016 and 2015			13.91	13.27
Tangible book value per common share at September 30, 2016 and 2015			12.79	12.18

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.
Weighted average shares outstanding do not include unallocated ESOP shares.

** Common Equity includes the book value of the Company's common shares, retained earnings and additional paid-in capital. This amount is equal to the Company's total equity minus the book value of preferred stock outstanding.

The above information is preliminary and based on the Company's data available at the time of presentation.